Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-58352, 33-59011 and 333-41208) pertaining to the INTERMET 1997 Director’s Stock Option Plan, the INTERMET Corporation Executive Stock Option and Incentive Award Plan, and the INTERMET Corporation 2000 Executive Stock Option and Incentive Award Plan, respectively, of our reports dated June 14, 2005, with respect to the consolidated financial statements and schedule of INTERMET Corporation, INTERMET Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of INTERMET Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2004.

Troy, Michigan
June 20, 2005